Exhibit 99.1


                    Fresh Choice Reports First Quarter Loss

    MORGAN HILL, Calif.--(BUSINESS WIRE)--April 15, 2004--Fresh Choice, Inc. (Nasdaq:SALD) today reported a net loss of $407,000 or $0.07 per share, for the first quarter of 2004. This compared to a net loss of $541,000 or $0.09 per share for the first quarter of 2003, which included restaurant-opening costs of $192,000.
    Sales for the first quarter of 2004 were $18.0 million, up $337,000, or 1.9%, compared with sales of $17.7 million in the same period last year. This is the result of an increase in the number of restaurants and an increase in comparable-store sales of 1.2%. The Company had an average of 57.0 restaurants operating in the first quarter of 2004 versus 54.5 in the comparable prior year quarter. Comparable-store guest counts increased 0.1%.
    The comparable-store average check was $7.83 for the quarter, an increase of 1.1% versus the same period of 2003, primarily reflecting price increases.
    Everett (Jeff) Jefferson, president and chief executive officer, said, "The financial results for the first quarter were disappointing. We continue to be negatively impacted by the weak sales performance at some of the newer restaurants and an economy, in our core markets, that continues to experience unemployment above the national average. We are, however, encouraged by the recent improvement in our sales trends. The Company's comparable-store sales were up versus the prior year 1.2% after a modest 0.1% increase in the fourth quarter of last year.
    "We've recently completed the chain-wide rollout of our new pasta stations featuring new freshly-tossed pastas with sauces prepared from scratch. These pastas are tossed with fresh ingredients and garnished with fresh herbs. This new product introduction includes a remodeled pasta display to better merchandise the products and in-store signage. In addition, this month we will begin advertising these new pastas in our print advertising utilizing four-color graphics. We believe our continued focus on guest satisfaction, creative new product introductions and a consistent advertising message will result in continued comparable-store sales growth as the economy improves and consumer confidence returns," continued Mr. Jefferson.
    "As previously reported, management has thoroughly reviewed its current restaurant portfolio. As a result of this review, management is currently negotiating with certain landlords on possible lease restructurings including the possible closure of certain restaurants," said Mr. Jefferson.
    The Company also announced that one restaurant closed at the beginning of the second quarter and the Company expects to record a second quarter charge of between $200,000 and $375,000 for the estimated store closure and lease termination costs. The recording of this charge is likely to put the Company out of compliance with one or more of its loan covenants at the end of the Company's second quarter of 2004. The Company believes it can obtain a waiver or renegotiate these covenants with its bank. However, there can be no assurance that the Company will be able to obtain a waiver or renegotiate its covenants. Any future store closures may result in additional charges in subsequent quarters.
    Fresh Choice, Inc. operates 52 restaurants under the Fresh Choice and Zoopa brand names in California (42), the state of Washington (4) and Texas (6). The Company's Fresh Choice and Zoopa restaurants offer customers an extensive selection of high quality, freshly-prepared traditional and specialty salads, hot pasta dishes, pizza, soups, bakery goods and desserts in a self-service format. In addition, the Company operates one Fresh Choice Express restaurant, two dual branded Fresh Choice Express and licensed Starbucks retail stores and one stand-alone licensed Starbucks retail store in Texas.

    Important Note:

    The above statements about Fresh Choice's future plans are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties.
    Among these risks and uncertainties are; the ability of the Company to return to positive comparable-store sales and improve newer restaurant sales; achieving profitability; the ability to obtain a waiver or renegotiate the Company's current loan covenants with its bank; the effect of general economic and weather conditions; the ability of the Company to obtain additional financing on favorable terms; the ability of the Company to renegotiate and terminate leases for existing restaurants on favorable terms, or at all; customer receptiveness to new menu items; competitive pressures in the food-service marketplace; the changing tastes of consumers; and the ability to secure and retain services of experienced personnel. Additional risks and uncertainties may be included in Fresh Choice's most recent annual report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.
    Actual future results may differ materially depending on a variety of factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    First Quarter Investor Conference Call

    Fresh Choice will host an investor conference call related to the above news today, Thursday, April 15, 2004 at 11:00 a.m. PST (2:00 p.m. EST). President and chief executive officer Everett (Jeff) Jefferson and chief financial officer David E. Pertl will review the Company's financials and operations for the 1st quarter of fiscal 2004. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.freshchoice.com and www.fulldisclosure.com. For those who are unavailable to listen to the live broadcast, the call will be available beginning approximately one hour after the event and archived on the web site. In addition, a playback of the call will also be available through 12:00 midnight, Pacific Time on Sunday, April 18, 2004 by calling 1-800-642-1687. The reservation number is 6656148.



                          FRESH CHOICE, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
   (In thousands except per share amounts and number of restaurants)
                              (Unaudited)


                                           Twelve Weeks Ended
                                 ------------------------------------
                                  March 21, 2004     March 23, 2003
                                 -----------------  -----------------

NET SALES                        $18,021   100.0 %  $17,684   100.0 %
                                 --------  -------  --------  -------

COSTS AND EXPENSES:
  Cost of sales                    4,050    22.5 %    4,015    22.7 %
  Restaurant operating expenses:
      Labor                        6,361    35.3 %    6,086    34.4 %
      Occupancy and other          5,919    32.8 %    5,700    32.2 %
  General and administrative
   expenses                        1,216     6.7 %    1,366     7.7 %
   Depreciation and amortization     789     4.4 %      789     4.5 %
   Restaurant opening costs           --      -- %      192     1.1 %
                                 --------  -------  --------  -------

    Total costs and expenses      18,335   101.7 %   18,148   102.6 %
                                 --------  -------  --------  -------

OPERATING LOSS                      (314)   (1.7)%     (464)   (2.6)%

Interest income                        1      -- %        2      -- %
Interest expense                     (94)   (0.6)%      (79)   (0.5)%
                                 --------  -------  --------  -------

Interest expense - net               (93)   (0.6)%      (77)   (0.5)%
                                 --------  -------  --------  -------

LOSS BEFORE INCOME TAXES            (407)   (2.3)%     (541)   (3.1)%

Provision for income taxes            --      -- %       --      -- %
                                 --------  -------  --------  -------

NET LOSS                         $  (407)   (2.3)%  $  (541)   (3.1)%
                                 ========  =======  ========  =======



Basic and diluted net loss per
 common share:                   $ (0.07)           $ (0.09)
                                 ========           ========

Shares used in computing basic
 and diluted per share amounts     6,017              5,964
                                 ========           ========

Number of restaurants:
  Open at beginning of period         57                 53
  Open at end of period               57                 55





                          FRESH CHOICE, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
          (In thousands, except per share and share amounts)
                              (Unaudited)


                                         March 21,       December 28,
                                           2004             2003
                                       ------------     -------------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents               $675            $1,379
   Inventories                              460               473
   Prepaid expenses and other
    current assets                          655               780
                                       ------------     -------------

   Total current assets                   1,790             2,632

PROPERTY AND EQUIPMENT, net              27,112            27,497

DEPOSITS AND OTHER ASSETS                   749               725
                                       ------------     -------------

TOTAL ASSETS                            $29,651           $30,854
                                       ============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                      $1,475            $1,948
   Other accrued expenses                 2,957             3,411
   Accrued salaries and wages             1,631             1,538
   Sales tax payable                        936               551
   Current portion of long-term
    obligations                             934               918
                                       ------------     -------------

   Total current liabilities              7,933             8,366

CAPITAL LEASE OBLIGATIONS                 1,920             2,123

LONG-TERM DEBT                            1,848             1,886

OTHER LONG-TERM LIABILITIES               2,647             2,769
                                       ------------     -------------

   Total liabilities                     14,348            15,144
                                       ------------     -------------

STOCKHOLDERS' EQUITY:
   Convertible preferred stock,
    $.001 par value; 3.5 million
    shares authorized; shares
    outstanding: 2004 and 2003
    - 1,187,906; liquidation
    preference; 2004-$8,980;
   2003-$8,826                            5,175             5,175
   Common stock - $.001 par value;
    15 million shares authorized;
    shares outstanding: 2004
    - 6,017,190; 2003 - 6,017,190        42,714            42,714
   Accumulated deficit                  (32,586)          (32,179)
                                       ------------     -------------
   Total stockholders' equity            15,303            15,710
                                       ------------     -------------

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                 $29,651           $30,854
                                       ============     =============

The December 28, 2003 amounts are derived from the Company's audited financial statements.


    CONTACT: Fresh Choice, Inc.
             David E. Pertl, 408-776-0799 (Senior Vice President, CFO)